SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 14, 2002

Public Service Company of Colorado (a Colorado Corporation)
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)

001-3280	84-0296600

(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Denver, CO	80202

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	303-571-7511

(Former name or former address, if changed since last report)

Item 5. Other Events

As previously reported in the Public Service Company of Colorado (PSCo) Annual Report on Form 10-K for the year ended December 31, 2000, the Internal Revenue Service (IRS) had issued a Notice of Proposed Adjustment proposing to disallow interest expense deductions taken in tax years 1993-1997 related to corporate owned life insurance (COLI) policy loans of PSR Investments, Inc. (PSRI), a wholly owned subsidiary of PSCo. PSCo is a wholly owned subsidiary of Xcel Energy. A request for technical advice from the IRS National Office with respect to the proposed adjustment had been pending.

Xcel Energy recently received a technical advice memorandum from the IRS National Office, which communicated a position adverse to PSRI. Consequently, we expect the IRS examination division to begin the process of disallowing the interest expense deductions for the tax years 1993-1997.

After consultation with tax counsel, it is Xcel Energy's position that the IRS determination is not supported by the tax law. Based upon this assessment, management continues to believe that the tax deduction of interest expense on the COLI policy loans is in full compliance with the tax law. Therefore, Xcel Energy intends to challenge the IRS determination, which could require several years to reach final resolution.

Although the ultimate resolution of this matter is uncertain, management continues to believe the resolution of this matter will not have a material adverse impact on PSCo or Xcel Energy’s financial position, results of operations or cash flows. For this reason, PSRI has not recorded any provision for income tax or interest expense related to this matter and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years.

The total disallowance of interest expense deductions for the period of 1993 through 1997, as proposed by the IRS, is approximately $175 million. Additional interest expense deductions for the period 1998 through 2001 are estimated to total approximately $240 million. Should the IRS ultimately prevail on this issue, tax and interest payable through December 31, 2001 would reduce earnings by an estimated $197 million or 57 cents per Xcel Energy share. In addition, annual earnings will continue to include tax benefits associated with the COLI policy loan interest deductions. In 2002, these tax benefits are expected to contribute approximately $31 million or 9 cents per share to Xcel Energy earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Public Service Company of Colorado
(a Colorado Corporation)

/s/

David E. Ripka Vice President and Controller

January 14, 2002